EXHIBIT 10.3

September 27, 2012

W.R. Berkley Corporation

475 Steamboat Road

Greenwich, CT 06830

Re: Omnibus Purchase Agreement, Management Agreement and Voting Agreement (as defined below)

Ladies and Gentlemen:

Capital Trust, Inc. (the “Company”) is delivering this letter agreement to you in connection with the Omnibus Purchase Agreement, the Management Agreement and the Voting Agreement. For purposes of this letter agreement, the following terms shall have the meanings ascribed to them below:

A.	Omnibus Purchase Agreement” means that that certain Purchase and Sale Agreement by and between the Company and Huskies Acquisition LLC (“Purchaser”), to be entered into as of the date hereof, pursuant to which the Company will, among other things sell to Purchaser (i) certain limited liability company interests and limited partnership interests relating to the investment management business of the Company for an aggregate purchase price of $20,629,004, subject to adjustment and (ii) 5,000,000 shares of the Company’s class A common stock, par value $0.01 per share, for an aggregate purchase price of $10,000,000, or $2.00 per share.

B.	“Management Agreement” means that certain Management Agreement, by and between the Company and an affiliate of Purchaser to be determined prior to the Closing (as defined in the Omnibus Purchase Agreement), to be entered into on the Closing Date (as defined in the Omnibus Purchase Agreement).

C.	“Voting Agreement” means that that certain Voting Agreement, by and among Purchaser, W. R. Berkley Corporation, (“W. R. Berkley”), Admiral Insurance Company (“Admiral”), Berkley Insurance Company (“Berkley Insurance”), Berkley Regional Insurance Company (“Berkley Regional”), and Nautilus Insurance Company (“Nautilus,” and together with Berkley, Admiral, Berkley Insurance and Berkley Regional, the “Berkley Stockholders”).

D.	“Qualified Offering” means any equity financing, including without limitation any registered public offering, pursuant to which the Company or any direct or indirect subsidiary of the Company issues equity securities (including any securities, indebtedness or other instruments convertible into common stock or other equity securities of the Company or any direct or indirect subsidiary and excluding securities issued pursuant to any outstanding warrants, any outstanding or future employee or director equity awards or any securities issued to the Company or any direct or indirect subsidiary of the Company), and (i) that is commenced after the Closing (as defined in the Omnibus Purchase Agreement) and (ii) the expected gross proceeds of which, when taken together with the gross proceeds of all the other such offerings commenced after the Closing, exceeds $30 million.

In consideration of the Berkley Stockholders’ agreement to enter into the Voting Agreement, which is a condition to Purchaser’s agreement to enter into the Omnibus Purchase Agreement, the Company agrees that effective as of the Closing (as defined in the Omnibus Purchase Agreement), in addition to any vote required by law and the Company’s charter and bylaws, the Company shall not undertake or agree to undertake, or permit any direct or indirect subsidiary to undertake or agree to undertake, any Qualified Offering unless such Qualified Offering shall have been approved by a majority of the Independent Directors (as defined in the Management Agreement). Notwithstanding the foregoing, the parties acknowledge that the immediately preceding sentence shall not prohibit the manager of CT Legacy REIT Holdings, LLC (solely in its capacity as such) or the board of directors of CT Legacy REIT Mezz Borrower, Inc. (solely in their capacity as such) from authorizing such action as it or they determine(s) in good faith is required to satisfy its or their fiduciary duties to the members of CT Legacy REIT Holdings, LLC or the stockholders of CT Legacy REIT Mezz Borrower, Inc., as the case may be. The requirement to obtain such Independent Director approval shall terminate upon the closing of the first Qualified Offering.

Notwithstanding the foregoing, this letter agreement shall terminate and be of no further legal force and effect at such time as the Berkley Stockholders beneficially own less than 50% of the aggregate 3,843,413 shares of class A common stock of the Company owned by the Berkley Stockholders on the date hereof (as adjusted for any stock dividends, stock splits, reclassifications and similar events).

The Company hereby represents and warrants to W.R. Berkley that: (i) the Company has all requisite corporate or other power and authority to execute, deliver and perform all of its obligations under this letter, (ii) this letter agreement has been duly and validly authorized by the Company and has been duly executed and delivered by the Company, (iii) upon such execution and deliver, this letter agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and (iv) neither the execution and delivery by the Company of this letter agreement, nor the performance by the Company of any of its obligations under this letter agreement, will: (a) violate any provision of the Company’s organizational or governing documents; (b) violate any applicable law to which the Company is subject; or (c) result in a violation or breach of, or constitute a default under any contract, agreement or other instrument or obligation to which the Company is a party or any of the Company’s assets are subject.

Each party hereto will take such actions as may reasonably be necessary or requested by the other party hereto for the purpose of effectively carrying out the intent hereof.

The interpretation of the terms of this letter agreement, its enforcement and any claims arising out of or related to this letter agreement shall be governed by the laws of the State of New York, without giving effect to the choice of law or conflict of laws provisions thereof.

The Company acknowledges and agrees that money damages would not be a sufficient remedy for any breach or threatened breach of any provision of this letter agreement, and that in addition to all other remedies which W. R. Berkley may have, W.R. Berkley will be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of securing or posting any bond.

This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and may not be amended or modified without the express written agreement of the parties.

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If the foregoing correctly sets forth our agreement, please sign and return to the undersigned, at which time it shall be and become our mutually binding agreement, enforceable in accordance with its terms.

Sincerely yours,

/s/ Stephen D. Plavin

Stephen D. Plavin

Chief Executive Officer

Capital Trust, Inc.

Acknowledged and Agreed to on September 27, 2012:

W.R. Berkley Corporation

By:	/s/ William R. Berkley
Name:	William R. Berkley
Title:	Chairman of the Board and Chief Executive Officer